GE ANNOUNCES FIRST QUARTER 2020 RESULTS
COVID-19 challenged first-quarter results; taking swift action to mitigate impact and solidify financial position

•	Total orders $19.5B, (5)%; organic orders (3)%

•	Total revenues (GAAP) $20.5B, (8)%; Industrial organic revenues* $18.9B, (5)%

•	Industrial profit margin (GAAP) of 34.9%, +2,960 bps; adjusted Industrial profit margin* 5.8%, (410) bps

•
Continuing EPS (GAAP) of $0.72, including a $11.1 billion after-tax gain following the sale of BioPharma and a $4.6 billion after-tax unrealized loss on marking GE's investment in Baker Hughes to market; adjusted EPS* $0.05

•	GE CFOA (GAAP) $(1.7)B; Industrial free cash flow* $(2.2)B

BOSTON — April 29, 2020 — GE (NYSE:GE) announced results today for the first quarter ending March 31, 2020.

GE Chairman and CEO H. Lawrence Culp, Jr. said, “During this unprecedented pandemic, the GE team is focused on protecting the safety of our employees and communities, serving customers in their critical time of need, and preserving our strength for the long term. GE is delivering critical infrastructure and services across the globe, including our teams at Healthcare supporting caregivers who diagnose and treat COVID-19 patients every day."

Culp continued, “The impact from COVID-19 materially challenged our first-quarter results, especially in Aviation, where we saw a dramatic decline in commercial aerospace as the virus spread globally in March. We are targeting more than $2 billion in operational cost out and $3 billion of cash preservation to mitigate the financial impact, and we executed a series of actions to de-risk and de-lever our balance sheet amid a challenging environment. While there are many unknowns, there will be another side—planes will fly again, healthcare will normalize and modernize, and the world still needs more efficient, resilient energy. We're embracing today's reality and accelerating our multi-year transformation to make GE a stronger, nimbler, and more valuable company."

	Three months ended March 31
Dollars in millions; per-share amounts in dollars and diluted	2020	2019	Year on Year
GAAP Metrics
GE Cash from Operating Activities (GE CFOA)	$(1,662)	$(607)	U
Continuing EPS	0.72	0.10	F
Net EPS	0.70	0.40	75%
Total Revenues	20,524	22,202	(8)%
GE Industrial Profit Margin	34.9%	5.3%	2960 bps
Non-GAAP Metrics
GE Industrial Free Cash Flows (FCF)	$(2,207)	$(1,216)	(81)%
Adjusted EPS-a)	0.05	0.13	(62)%
GE Industrial Organic Revenues	18,941	19,923	(5)%
Adjusted GE Industrial Profit-b)	1,096	2,017	(46)%
Adjusted GE Industrial Profit Margin-b)	5.8%	9.9%	(410) bps
(a- Excludes non-operating benefit costs, gains (losses), restructuring & other charges, and tax benefit related to BioPharma sale
(b- Excludes interest and other financial charges, non-op benefit costs, gains (losses), and restructuring & other

We present both GAAP and non-GAAP measures to provide investors with additional information. We believe that providing these non-GAAP measures along with GAAP measures allows for increased comparability of our ongoing performance from period to period. Please see pages 9-13 for explanations of why we use these non-GAAP measures and the reconciliation to the most comparable GAAP financial measures.

*Non-GAAP Financial Measure

Recent Actions in Light of COVID-19

Protecting safety of employees and communities:

•
GE has implemented business continuity plans, safety protocols, and medical response plans to protect its employees while serving the needs of its customers and partners while minimizing disruption. GE has encouraged employees who are not directly performing customer-essential jobs to work from home wherever possible. For customer-essential employees, GE is dramatically increasing frequency of cleaning and disinfection at its facilities, applying physical distancing guidelines, monitoring health symptoms, and making personal protective equipment available as necessary, all in parallel with government directives.

•	GE is restricting travel to business-essential only, in parallel with government directives.

•	GE is offering additional, COVID-19-related paid leave policies for employees who are diagnosed with the virus or quarantined.

•
GE also has provided employees and their family members with emotional health and well-being resources, including resources for mindfulness, exercise, nutrition, stress, short-term counseling, and referrals.

•
GE is creating a GE Employee Relief Fund as a new public charity to support global employees facing unprecedented financial hardship due to COVID-19. More than 75 senior company leaders have pledged to contribute to the fund that will assist their coworkers.

•
The GE Foundation pledged financial support to the World Health Organization's COVID-19 Solidarity Response Fund and Boston Resiliency Fund and contributed to Americares to deliver 1.4 million protective masks to healthcare workers.

Serving customers in critical time of need:

•
Healthcare has increased its global manufacturing capacity and output for critical medical equipment important in the diagnosis and treatment of COVID-19, including in its respiratory, computed tomography (CT), monitoring solutions, x-ray, anesthesia, and point-of-care ultrasound product lines. Healthcare doubled its capacity of ventilators in the first quarter and plans to double it again by the end of June. The team also is providing digital solutions and using artificial intelligence to improve patient management and hospital operations to maximize life-saving resources.

•	Across its businesses, GE is helping to serve customer needs in several ways, including:

◦
Aviation, which powers two-thirds of U.S. military fighters and helicopters, is producing engines and components for military aircraft that are in the air daily around the world to assist in response efforts.

◦	Powering one-third of the world, Power and Renewable Energy teams support power generation that provides electricity essential for hospitals, health care facilities, and homes and businesses.

◦	GE is leveraging additive manufacturing to alleviate supply chain constraints, speed up production, and produce personal protective equipment for employees and health care workers on the front lines.

◦
GE Digital is offering a free 90-day license to its remote monitoring and control system to 20,000 utilities and factories. The remote capabilities allow plant operators and management teams real-time monitoring and control access to plant operations.

Preserving GE’s strength:

•
Each of GE’s businesses and Corporate are taking cost and cash actions to manage risk and proactively mitigate the financial impacts from COVID-19. Across the company, GE is targeting more than $2 billion in operational cost out and more than $3 billion in cash preservation activities in 2020 to improve its cost structure and preserve its ability to serve customers.

•
GE continues to prioritize innovation. For example, in the first quarter Healthcare introduced its LOGIQ™ E10 Series ultrasound, which can process 10 times more data and generate images faster than GE's previous

*Non-GAAP Financial Measure

systems to help clinicians bring fast, precise answers to their patients. GE is also collaborating across industries, working with Ford Motor Company to further scale ventilator production.

•	GE completed the sale of BioPharma on March 31, 2020, for approximately $20 billion in net cash proceeds.

•
GE maintains access to strong liquidity. At the close of the first quarter ending March 31, 2020, GE held cash, cash equivalents, and restricted cash of $47.3 billion, including the proceeds from the BioPharma sale. Of the $47.3 billion, $33.8 billion was held in Industrial and $13.5 billion was held in Capital.

•	GE took a series of recent actions to enhance and extend its liquidity, reduce Industrial debt by more than $7 billion, and reduce Capital debt by approximately $4 billion, including:

◦
Leverage-neutral actions to enhance and extend liquidity: On April 22, 2020, GE issued $6 billion of GE Company debt and used the proceeds to complete a tender offer to purchase $4.2 billion of debt maturing between 2020 and 2024. GE intends to use the remaining proceeds toward debt reduction, and the combination of these transactions is expected to be leverage neutral. Separately, as part of its planned financial management process, on April 17, 2020, GE entered into a $15 billion revolving syndicated credit facility maturing in 2023, replacing GE’s prior $20 billion revolving syndicated credit facility maturing in 2021.

◦
Reduced Industrial debt by approximately $7 billion: GE reduced commercial paper use by $1.1 billion in the first quarter. Separately, using proceeds from the BioPharma transaction, GE repaid $6 billion of its intercompany loan to GE Capital on April 1, 2020.

◦
Reduced Capital debt by approximately $4 billion: GE Capital reduced external debt by $10 billion year to date, including $4.7 billion of maturities in the first quarter. GE Capital also completed a tender for $5.4 billion of its 2020 maturities on April 23, 2020. These were offset by the $6 billion intercompany loan repayment.

•	GE remains committed to achieving its leverage goals over time.

Financial Impact from COVID-19

During the first quarter of 2020, impact from COVID-19 began having a material adverse impact on GE's operations, financial performance, and many of its customers and suppliers. While factors related directly and indirectly to the COVID-19 pandemic have begun impacting operations and financial performance at varying levels across all of GE's businesses, the most significant financial impact to date has been at Aviation and GE Capital Aviation Services (GECAS), where COVID-19 caused a rapid decline in global commercial aviation demand in March.

In total, COVID-19 factors negatively impacted GE CFOA and GE Industrial free cash flow* by approximately $1 billion, and negatively impacted GE Industrial profit by approximately $0.8 billion and GE Capital earnings by approximately $0.1 billion. Excluding restructuring of $0.1 billion, adjusted GE Industrial profit* was negatively impacted by $0.7 billion. The second quarter will be the first full quarter with pressure from COVID-19, and GE expects that its financial results will decline sequentially.

Given the evolving nature of the COVID-19 pandemic, at this time, GE cannot forecast with reasonable accuracy the full duration, magnitude, and pace of recovery across our end markets, operations, and supply chains. As a result, on April 9, 2020, GE withdrew its guidance for 2020.

*Non-GAAP Financial Measure

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management’s view of the relevant comparisons of financial results.

Power

	Three months ended March 31
(in millions)	2020	2019	Year on Year
Orders	$4,111	$3,662	12%
Revenues	4,025	4,617	(13)%
Segment Profit/(Loss)	(129)	110	U
Segment Profit/(Loss) Margin	(3.2)%	2.4%	(560) bps
Orders of $4.1 billion were up 12% reported and 14% organically. Gas Power orders were up 8% organically, and included orders for 9 gas turbines, including two HA units and three aeroderivative units. Power Portfolio orders were up 27% organically, with strong equipment orders in Steam Power and Power Conversion.

Revenues of $4.0 billion were down 13% reported and 12% organically*, with Gas Power and Power Portfolio both down 12% organically*. Segment profit of negative $129 million was down by $239 million, largely due to lower services volume and additional costs from COVID-19 disruptions more than offsetting further fixed cost* reduction, primarily in Gas Power.

Renewable Energy

	Three months ended March 31
(in millions)	2020	2019	Year on Year
Orders	$3,068	$3,511	(13)%
Revenues	3,194	2,538	26%
Segment Profit/(Loss)	(302)	(187)	(61)%
Segment Profit/(Loss) Margin	(9.5)%	(7.4)%	(210) bps
Orders of $3.1 billion were down 13% reported and 11% organically, with equipment and services orders down, while international orders were up 11%. Revenues of $3.2 billion were up 26% reported and 28% organically*, mainly driven by Onshore Wind, with new unit turbine deliveries of 731 and repower kit deliveries of 219. Segment profit of negative $302 million was down 61%, mainly driven by the non-recurrence of a non-cash gain in the first quarter of 2019, supply chain disruption due to COVID-19, and fulfillment delays, partially offset by higher Onshore Wind volume.

Aviation

	Three months ended March 31
(in millions)	2020	2019	Year on Year
Orders	$7,448	$8,707	(14)%
Revenues	6,892	7,954	(13)%
Segment Profit/(Loss)	1,005	1,660	(39)%
Segment Profit/(Loss) Margin	14.6%	20.9%	(630) bps
Orders of $7.4 billion were down 14% reported and 13% organically with equipment down 31% reported and services down 4% reported. Revenues of $6.9 billion were down 13% reported and 11% organically* with equipment down 21% reported—driven by sales of 272 LEAP-1A and -1B units, down 152 from last year, and sales of CFM56 units down 98 from last year—and services down 8% reported. Segment profit of $1.0 billion was down 39% primarily on lower volume and negative mix pressure in the Commercial Services business from the impact of COVID-19 and lower spare engine units.

*Non-GAAP Financial Measure

Healthcare

	Three months ended March 31
(in millions)	2020	2019	Year on Year
Orders	$5,292	$4,931	7%
Revenues	4,727	4,683	1%
Segment Profit/(Loss)	896	781	15%
Segment Profit/(Loss) Margin	19.0%	16.7%	230 bps
Orders of $5.3 billion were up 7% reported, 9% organically, and 6% organically excluding BioPharma, driven by surge demand for products used in the diagnosis and treatment of COVID-19, partially offset by lower demand for products used in elective and less time-sensitive procedures. Revenues of $4.7 billion were up 1% reported, 2% organically*, and 1% organically* excluding BioPharma; Healthcare Systems was up 1% reported and Life Sciences was up 2% reported. Segment profit of $896 million was up 15% reported and 10% organically* driven by volume and cost productivity, partially offset by price and logistics pressures from COVID-19.

GE Capital

	Three months ended March 31
(in millions)	2020	2019	Year on Year
Capital continuing operations	$(30)	$135	U
Discontinued operations	(164)	35	U
GE Capital Earnings	$(194)	$171	U

(in billions)	March 31, 2020	December 31, 2019	Variance
GE Capital continuing operations assets	$111.1	$117.5	$(6.4)
Continuing operations generated an adjusted loss of $118 million* in the quarter, down $154 million from the same period last year. This was primarily due to negative marks and impairments at Insurance and GECAS, primarily driven by COVID-19 and related market conditions; lower gains; and lower earnings from a smaller earning asset base; partially offset by lower excess interest costs and SG&A. This excluded the impact of an $88 million tax benefit related to the BioPharma sale, as a portion of the gain was treated as UK taxable income that GE was able to offset against prior capital losses.

GE Capital continuing operations ended the quarter with $111 billion of assets, including $13.5 billion of liquidity. GE Capital also repaid approximately $4.7 billion of long-term debt that matured in the first quarter of 2020.

*Non-GAAP Financial Measure

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF EARNINGS (LOSS) (UNAUDITED)
	Consolidated			GE(a)			GE Capital
Three months ended March 31	2020	2019	V%	2020	2019	V%	2020	2019	V%

Sales of goods and services	$18,814	$20,257	(7)%	$18,845	$20,324	(7)%	$24	$16	49%
GE Capital revenues from services	1,709	1,945		—	—		1,899	2,210
Total revenues	20,524	22,202	(8)%	18,844	20,324	(7)%	1,923	2,227	(14)%

Cost of sales	15,695	16,208		15,198	15,830		552	499
Selling, general and administrative expenses	3,065	3,402		2,949	3,196		203	267
Interest and other financial charges	794	1,065		370	520		504	677
Insurance liabilities and annuity benefits	636	611		—	—		653	633
Non-operating benefit costs	619	569		616	564		2	5
Other costs and expenses	109	72		—	(8)		119	99
Total costs and expenses	20,918	21,927	(5)%	19,133	20,101	(5)%	2,033	2,180	(7)%

Other income	6,869	847		6,874	852		—	—
GE Capital earnings (loss) from continuing operations	—	—		(30)	135		—	—

Earnings (loss) from continuing operations before income taxes	6,475	1,122	F	6,555	1,211	F	(110)	47	U
Benefit (provision) for income taxes	(63)	(140)		(187)	(268)		123	128
Earnings (loss) from continuing operations	6,412	983	F	6,368	943	F	13	175	(93)%
Earnings (loss) from discontinued operations, net of taxes	(178)	2,663		(178)	2,663		(164)	35
Net earnings (loss)	6,233	3,645	71%	6,190	3,606	72%	(151)	210	U
Less net earnings (loss) attributable to noncontrolling interests	34	57		34	57		—	—
Net earnings (loss) attributable to the Company	6,199	3,588	73%	6,156	3,549	73%	(151)	210	U
Preferred stock dividends	(43)	(40)		—	—		(43)	(40)
Net earnings (loss) attributable to GE common shareholders	$6,156	$3,549	73%	$6,156	$3,549	73%	$(194)	$171	U
Amounts attributable to GE common shareholders:
Earnings (loss) from continuing operations	$6,412	$983	F	$6,368	$943	F	$13	$175	(93)%
Less net earnings (loss) attributable to noncontrolling interests, continuing operations	36	23		36	23		—	—
Earnings (loss) from continuing operations attributable to the Company	6,375	960	F	6,332	920	F	13	175	(93)%
Preferred stock dividends	(43)	(40)		—	—		(43)	(40)
Earnings (loss) from continuing operations attributable to GE common shareholders	6,332	920	F	6,332	920	F	(30)	135	U
Earnings (loss) from discontinued operations, net of taxes	(178)	2,663		(178)	2,663		(164)	35
Less net earnings (loss) attributable to noncontrolling interests, discontinued operations	(2)	34		(2)	34		—	—
Net earnings (loss) attributable to GE common shareholders	$6,156	$3,549	73%	$6,156	$3,549	73%	$(194)	$171	U
Per-share amounts - earnings (loss) from continuing operations
Diluted earnings (loss) per share	$0.72	$0.10	F
Basic earnings (loss) per share	$0.72	$0.10	F
Per-share amounts - net earnings (loss)
Diluted earnings (loss) per share	$0.70	$0.40	(75)%
Basic earnings (loss) per share	$0.70	$0.41	(71)%
Total average equivalent shares
Diluted	8,749	8,726	—%
Basic	8,742	8,711	—%
Dividends declared per common share	$0.01	$0.01	—%
(a) Represents the adding together of all GE Industrial affiliates and GE Capital continuing operations on a one-line basis. See Note 1 to the 2019 consolidated financial statements at www.ge.com/ar2019 for further information about consolidation matters.
Amounts may not add due to rounding. Dollar amounts and share amounts in millions; per-share amounts in dollars.

GENERAL ELECTRIC COMPANY
SUMMARY OF REPORTABLE SEGMENTS (UNAUDITED)
	Three months ended March 31
(Dollars in millions)	2020	2019	V%

Power	$4,025	$4,617	(13)%
Renewable Energy	3,194	2,538	26%
Aviation	6,892	7,954	(13)%
Healthcare	4,727	4,683	1%
Capital	1,923	2,227	(14)%
Total segment revenues(a)	20,761	22,019	(6)%
Corporate items and eliminations	(237)	183	U
Consolidated revenues	$20,524	$22,202	(8)%

Power	$(129)	$110	U
Renewable Energy	(302)	(187)	(61)%
Aviation	1,005	1,660	(39)%
Healthcare	896	781	15%
Capital	(30)	135	U
Total segment profit (loss)(a)	1,441	2,500	(42)%
Corporate items and eliminations	6,064	(228)	F
GE interest and other financial charges	(370)	(520)	29%
GE non-operating benefit costs	(616)	(564)	(9)%
GE benefit (provision) for income taxes	(187)	(268)	30%
Earnings (loss) from continuing operations attributable to GE common shareholders	6,332	920	F
Earnings (loss) from discontinued operations, net of taxes	(178)	2,663	U
Less net earnings attributable to noncontrolling interests, discontinued operations	(2)	34	U
Earnings (loss) from discontinued operations, net of tax and noncontrolling interest	(176)	2,629	U
Consolidated net earnings (loss) attributable to the GE common shareholders	$6,156	$3,549	73%

(a)
Segment revenues include sales of products and services related to the segment. Segment profit excludes results reported as discontinued operations, restructuring and other charges, the portion of earnings or loss attributable to noncontrolling interests of consolidated subsidiaries, and as such only includes the portion of earnings or loss attributable to our share of the consolidated earnings or loss of consolidated subsidiaries. Segment profit excludes or includes interest and other financial charges, non-operating benefit costs, income taxes, and preferred stock dividends according to how a particular segment's management is measured – excluded in determining segment profit for Power, Renewable Energy, Aviation and Healthcare; included in determining segment profit, which we sometimes refer to as "net earnings," for Capital. Other income is included in segment profit for the industrial segments. Certain corporate costs, such as those related to shared services, employee benefits and information technology are allocated to our segments based on usage. A portion of the remaining corporate costs is allocated based on each segment's relative net cost of operations.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
CONDENSED STATEMENT OF FINANCIAL POSITION (UNAUDITED)
	Consolidated		GE(a)		GE Capital
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
(Dollars in billions)	2020	2019	2020	2019	2020	2019

Cash, cash equivalents and restricted cash and marketable securities(b)(c)	$89.6	$84.9	$38.0	$27.6	$51.6	$57.3
Current receivables	16.9	16.8	13.1	13.9	—	—
Financing receivables – net	3.0	3.1	—	—	7.5	7.0
Inventories	15.5	14.1	15.5	14.1	—	—
Property, plant & equipment - net	46.0	46.2	17.1	17.4	30.1	29.9
Receivable from GE Capital(e)(f)	—	—	16.9	19.1	—	—
Investment in GE Capital	—	—	15.0	15.3	—	—
Goodwill & intangible assets	37.0	37.4	36.0	36.4	1.0	1.0
Contract assets and other deferred assets	16.1	16.8	16.2	16.8	—	—
Other assets	33.8	33.5	17.0	16.6	20.8	22.1
Assets of businesses held for sale	0.5	9.1	—	8.6	0.2	0.2
Assets of discontinued operations	3.7	4.1	0.2	0.2	3.5	3.9
Total assets	$262.0	$266.0	$184.9	$186.1	$114.6	$121.5

Borrowings(d)(f)	$85.2	$90.9	$19.0	$20.7	$37.6	$39.9
Borrowings assumed by GE(e)	—	—	29.1	31.4	16.9	19.1
Insurance liabilities and annuity benefits	38.2	39.8	—	—	38.7	40.2
Non-current compensation and benefits	31.1	31.7	30.6	31.2	0.4	0.5
Other liabilities	70.3	71.9	69.1	71.4	5.7	6.2
Liabilities of businesses held for sale	0.2	1.7	0.2	1.6	0.1	0.1
Liabilities of discontinued operations	0.1	0.2	0.1	0.1	—	0.1
GE shareholders' equity	35.3	28.3	35.3	28.3	15.0	15.3
Noncontrolling interests	1.6	1.5	1.4	1.4	0.2	0.1
Total liabilities and equity	$262.0	$266.0	$184.9	$186.1	$114.6	$121.5

(a)
Represents the adding together of all GE Industrial affiliates and GE Capital continuing operations on a one-line basis. See Note 1 to the 2019 consolidated financial statements at www.ge.com/ar2019 for further information about consolidation matters.

(b)
GE Capital cash, cash equivalents and restricted cash totaled $13.5 billion at March 31, 2020, including $1.3 billion which was subject to regulatory restrictions, primarily in insurance entities. Included in our credit facilities is an unused $20.0 billion back-up syndicated credit facility extended by 36 banks, expiring in 2021, and an unused $14.8 billion syndicated credit facility extended by six banks, expiring in 2020. The commitments under these syndicated credit facilities may be reduced by up to $6.7 billion due to offset provisions for any bank that holds a commitment to lend under both facilities. GE Capital has the right to compel GE to borrow under certain of these credit lines and transfer the proceeds as loans to GE Capital, which would be subject to the same terms and conditions as those between GE and the lending banks.

(c)
Balance included consolidated restricted cash of $0.6 billion at March, 2020 and December 31, 2019, respectively. GE restricted cash was $0.5 billion at March 31, 2020 and December 31, 2019, respectively, and GE Capital restricted cash was $0.1 billion at March 31, 2020 and December 31, 2019, respectively.

(d)
GE borrowings includes commercial paper of $1.9 billion and $3.0 billion at March 31, 2020 and December 31, 2019, respectively. GE Capital borrowings includes commercial paper of zero at both March 31, 2020 and December 31, 2019, respectively.

(e)
At March 31, 2020, the remaining GE Capital borrowings that had been assumed by GE as part of the GE Capital Exit Plan was $29.1 billion, for which GE has an offsetting receivable from GE Capital of $16.9 billion. The difference of $12.2 billion represents the amount of borrowings GE Capital has funded with available cash to GE via an intercompany loan in lieu of issuing borrowings externally.

(f)
At March 31, 2020, total GE borrowings is comprised of GE-issued borrowings of $19.0 billion and the $12.2 billion of borrowings from GE Capital as described in note (e) above for a total of $31.2 billion.

Amounts may not add due to rounding

GENERAL ELECTRIC COMPANY
Financial Measures That Supplement GAAP

We believe that presenting non-GAAP financial measures provides management and investors useful measures to evaluate performance and trends of the total company and its businesses. This includes adjustments in recent periods to GAAP financial measures to increase period-to-period comparability following actions to strengthen our overall financial position and how we manage our business.

In addition, management recognizes that certain non-GAAP terms may be interpreted differently by other companies under different circumstances. In various sections of this report we have made reference to the following non-GAAP financial measures in describing our (1) revenues, specifically GE Industrial organic revenues by segment; BioPharma organic revenues; Gas Power organic revenues; and Power Portfolio organic revenues, (2) profit, specifically GE Industrial organic profit and profit margin by segment; BioPharma organic profit and profit margin; Adjusted GE Industrial profit and profit margin (excluding certain items); Adjusted GE Industrial organic profit and profit margin; Adjusted earnings (loss); and Adjusted earnings (loss) per share (EPS) and (3) cash flows, specifically GE Industrial free cash flows (FCF).

The reasons we use these non-GAAP financial measures and the reconciliations to their most directly comparable GAAP financial measures follow. Certain columns, rows or percentages within these reconciliations may not add or recalculate due to the use of rounded numbers. Totals and percentages presented are calculated from the underlying numbers in millions.

GE INDUSTRIAL ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN BY SEGMENT (NON-GAAP)
	Revenues			Segment profit (loss)			Profit margin
Three months ended March 31 (In millions)	2020	2019	V%	2020	2019	V%	2020	2019	V pts

Power (GAAP)	$4,025	$4,617	(13)%	$(129)	$110	U	(3.2)%	2.4%	(5.6)pts
Less: acquisitions	16	—		2	—
Less: business dispositions	15	35		2	—
Less: foreign currency effect	(46)	—		2	—
Power organic (Non-GAAP)	$4,040	$4,583	(12)%	$(135)	$110	U	(3.3)%	2.4%	(5.7)pts

Renewable Energy (GAAP)	$3,194	$2,538	26%	$(302)	$(187)	(61)%	(9.5)%	(7.4)%	(2.1)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	—		—	—
Less: foreign currency effect	(64)	—		7	—
Renewable Energy organic (Non-GAAP)	$3,258	$2,538	28%	$(310)	$(187)	(66)%	(9.5)%	(7.4)%	(2.1)pts

Aviation (GAAP)	$6,892	$7,954	(13)%	$1,005	$1,660	(39)%	14.6%	20.9%	(6.3)pts
Less: acquisitions	—	—		—	—
Less: business dispositions	13	180		(2)	19
Less: foreign currency effect	(2)	—		4	—
Aviation organic (Non-GAAP)	$6,882	$7,774	(11)%	$1,003	$1,641	(39)%	14.6%	21.1%	(6.5)pts

Healthcare (GAAP)	$4,727	$4,683	1%	$896	$781	15%	19.0%	16.7%	2.3pts
Less: acquisitions	14	21		—	(4)
Less: business dispositions	—	3		—	(32)
Less: foreign currency effect	(52)	—		(5)	—
Healthcare organic (Non-GAAP)	$4,765	$4,659	2%	$901	$817	10%	18.9%	17.5%	1.4pts

Less: BioPharma organic (Non-GAAP)	$839	$762		$380	$311
Healthcare excluding BioPharma organic (Non-GAAP)	$3,926	$3,897	1%	$521	$506	3%	13.3%	13.0%	0.3pts

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends. We also believe presenting organic revenues* and organic profit* separately for our industrial businesses provides management and investors with useful information about the trends of our industrial businesses and enables a more direct comparison to other non-financial companies.

*Non-GAAP Financial Measure

BIOPHARMA ORGANIC REVENUES, PROFIT (LOSS) AND PROFIT MARGIN (NON-GAAP)
	Revenues			Segment profit (loss)			Profit margin
Three months ended March 31 (In millions)	2020	2019	V%	2020	2019	V%	2020	2019	V pts

BioPharma (GAAP)	$830	$765	9%	$382	$312	22%	46.0%	40.8%	5.2	pts
Less: acquisitions	—	—		—	—
Less: business dispositions	—	3		—	1
Less: foreign currency effect	(9)	—		2	—
BioPharma organic (Non-GAAP)	$839	$762	10%	$380	$311	22%	45.3%	40.8%	4.5	pts

GAS POWER ORGANIC REVENUES (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2020	2019	V%

Gas Power revenues (GAAP)	$2,859	$3,263	(12)%
Adjustments:
Less: acquisitions	—	—
Less: business dispositions	—	2
Less: foreign currency effect	(16)	—
Gas Power organic revenues (Non-GAAP)	$2,875	$3,261	(12)%

POWER PORTFOLIO ORGANIC REVENUES (NON-GAAP)	Three months ended March 31
(Dollars in millions)	2020	2019	V%

Power Portfolio revenues (GAAP)	$1,165	$1,354	(14)%
Adjustments:
Less: acquisitions	16	—
Less: business dispositions	15	32
Less: foreign currency effect	(30)	—
Power Portfolio organic revenues (Non-GAAP)	$1,165	$1,322	(12)%

GE INDUSTRIAL ORGANIC REVENUES (NON-GAAP)	Three months ended March 31
(In millions)	2020	2019	V%

GE Industrial revenues (GAAP)	$18,844	$20,324	(7)%
Adjustments:	—	—
Less: acquisitions	42	21
Less: business dispositions	28	380
Less: foreign currency effect	(166)	—
GE Industrial organic revenues (Non-GAAP)	$18,941	$19,923	(5)%

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

*Non-GAAP Financial Measure

ADJUSTED GE INDUSTRIAL PROFIT AND PROFIT MARGIN	Three months ended March 31
(EXCLUDING CERTAIN ITEMS) (NON-GAAP) (In millions)	2020	2019

GE total revenues (GAAP)	$18,844	$20,324

Costs
GE total costs and expenses (GAAP)	$19,133	$20,101
Less: GE interest and other financial charges	370	520
Less: non-operating benefit costs	616	564
Less: restructuring & other	207	267
Add: noncontrolling interests	36	23
Adjusted GE Industrial costs (Non-GAAP)	$17,976	$18,773

Other Income
GE other income (GAAP)	$6,874	$852
Less: unrealized gains (losses)	(5,794)	13
Less: restructuring & other	—	9
Less: gains (losses) and impairments for disposed or held for sale businesses	12,439	365
Adjusted GE other income (Non-GAAP)	$228	$465

GE Industrial profit (GAAP)	$6,585	$1,076
GE Industrial profit margin (GAAP)	34.9%	5.3%

Adjusted GE Industrial profit (Non-GAAP)	$1,096	$2,017
Adjusted GE Industrial profit margin (Non-GAAP)	5.8%	9.9%

We believe these measures are meaningful because they increase the comparability of period-to-period results.

ADJUSTED GE INDUSTRIAL ORGANIC PROFIT	Three months ended March 31
(NON-GAAP) (In millions)	2020	2019	V%

Adjusted GE Industrial profit (Non-GAAP)	$1,096	$2,017	(46)%
Adjustments:
Less: acquisitions	2	(4)
Less: business dispositions	(1)	(21)
Less: foreign currency effect	11	—
Adjusted GE Industrial organic profit (Non-GAAP)	$1,084	$2,041	(47)%

Adjusted GE Industrial profit margin (Non-GAAP)	5.8%	9.9%	(410) bps
Adjusted GE Industrial organic profit margin (Non-GAAP)	5.7%	10.2%	(450) bps

We believe these measures provide management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, dispositions and foreign currency, as these activities can obscure underlying trends.

ADJUSTED EARNINGS (LOSS) (NON-GAAP)	Three months ended March 31
(In millions)	2020	2019	V%

Consolidated earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	$6,332	$920	F
Less: GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	(30)	135
GE Industrial earnings (loss) (Non-GAAP)	6,362	785	F
Non-operating benefits costs (pre-tax) (GAAP)	(616)	(564)
Tax effect on non-operating benefit costs	129	118
Less: non-operating benefit costs (net of tax)	(487)	(446)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	12,439	365
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	(1,265)	35
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	11,174	400
Restructuring & other (pre-tax)	(207)	(258)
Tax effect on restructuring & other	43	53
Less: restructuring & other (net of tax)	(164)	(205)
Unrealized gains (losses)	(5,794)	13
Tax on unrealized gains (losses)	1,096	(3)
Less: unrealized gains (losses)	(4,697)	10
BioPharma deal expense (pre-tax)	—	—
Tax on BioPharma deal expense	—	(14)
Less: BioPharma deal expense (net of tax)	—	(14)
Less: GE Industrial U.S. tax reform enactment adjustment	—	(101)
Adjusted GE Industrial earnings (loss) (Non-GAAP)	$536	$1,140	(53)%

GE Capital earnings (loss) from continuing operations attributable to GE common shareholders (GAAP)	(30)	135	U
Less: GE Capital U.S. tax reform enactment adjustment	—	99
Less: GE Capital tax benefit related to BioPharma sale	88	—
Adjusted GE Capital earnings (loss) (Non-GAAP)	$(118)	$36	U

Adjusted GE Industrial earnings (loss) (Non-GAAP)	$536	$1,140	(53)%
Add: Adjusted GE Capital earnings (loss) (Non-GAAP)	(118)	36	U
Adjusted earnings (loss) (Non-GAAP)	$418	$1,177	(64)%

ADJUSTED EARNINGS (LOSS) PER SHARE (EPS)	Three months ended March 31
(NON-GAAP)	2020	2019	V%

Consolidated EPS from continuing operations attributable to GE common shareholders (GAAP)	$0.72	$0.10	F
Less: GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	—	0.02
GE Industrial EPS (Non-GAAP)	0.73	0.09	F
Non-operating benefits costs (pre-tax) (GAAP)	(0.07)	(0.06)
Tax effect on non-operating benefit costs	0.01	0.01
Less: non-operating benefit costs (net of tax)	(0.06)	(0.05)
Gains (losses) and impairments for disposed or held for sale businesses (pre-tax)	1.42	0.04
Tax effect on gains (losses) and impairments for disposed or held for sale businesses	(0.14)	—
Less: gains (losses) and impairments for disposed or held for sale businesses (net of tax)	1.28	0.04
Restructuring & other (pre-tax)	(0.02)	(0.03)
Tax effect on restructuring & other	—	0.01
Less: restructuring & other (net of tax)	(0.02)	(0.02)
Unrealized gains (losses)	(0.66)	—
Tax on unrealized gains (losses)	0.13	—
Less: unrealized gains (losses)	(0.54)	—
BioPharma deal expense (pre-tax)	—	—
Tax on BioPharma deal expense	—	—
Less: BioPharma deal expense (net of tax)	—	—
Less: GE Industrial U.S. tax reform enactment adjustment	—	(0.01)
Adjusted GE Industrial EPS (Non-GAAP)	$0.06	$0.13	(54)%

GE Capital EPS from continuing operations attributable to GE common shareholders (GAAP)	—	0.02	(100)%
Less: GE Capital U.S. tax reform enactment adjustment	—	0.01
Less: GE Capital tax benefit related to BioPharma sale	0.01	—
Adjusted GE Capital EPS (Non-GAAP)	$(0.01)	$—	U

Adjusted GE Industrial EPS (Non-GAAP)	$0.06	$0.13	(54)%
Add: Adjusted GE Capital EPS (Non-GAAP)	(0.01)	—	U
Adjusted EPS (Non-GAAP)	$0.05	$0.13	(62)%

Earnings-per-share amounts are computed independently. As a result, the sum of per-share amounts may not equal the total.
The service cost for our pension and other benefit plans are included in adjusted earnings*, which represents the ongoing cost of providing pension benefits to our employees. The components of non-operating benefit costs are mainly driven by capital allocation decisions and market performance. We believe the retained costs in Adjusted earnings* and Adjusted EPS* provides management and investors a useful measure to evaluate the performance of the total company, and increases period-to-period comparability. We also use Adjusted EPS* as a performance metric at the company level for our annual executive incentive plan for 2020. We believe presenting Adjusted Industrial earnings* and Adjusted Industrial EPS* separately for our financial services businesses also provides management and investors with useful information about the relative size of our industrial and financial services businesses in relation to the total company.

GE INDUSTRIAL FREE CASH FLOWS (FCF) (NON-GAAP)	Three months ended March 31
(In millions)	2020	2019

GE CFOA (GAAP)	$(1,662)	$(607)
Add: gross additions to property, plant and equipment	(504)	(552)
Add: gross additions to internal-use software	(58)	(66)
Less: taxes related to business sales	(17)	(8)
GE Industrial free cash flows (Non-GAAP)	$(2,207)	$(1,216)

We believe investors may find it useful to compare GE's Industrial free cash flows* performance without the effects of cash used for taxes related to business sales. We believe this measure will better allow management and investors to evaluate the capacity of our industrial operations to generate free cash flows.

*Non-GAAP Financial Measure

Caution Concerning Forward Looking Statements

This release and certain of our other public communications and SEC filings may contain statements related to future, not past, events. These forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "estimate," "forecast," "target," "preliminary," or "range." Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the potential impacts of the COVID-19 pandemic on our business operations, financial results and financial position and on the world economy; our expected financial performance, including cash flows, revenues, organic growth, margins, earnings and earnings per share; macroeconomic and market conditions and volatility; planned and potential business or asset dispositions; our de-leveraging plans, including leverage ratios and targets, the timing and nature of actions to reduce indebtedness and our credit ratings and outlooks; GE's and GE Capital's funding and liquidity; our businesses’ cost structures and plans to reduce costs; restructuring, goodwill impairment or other financial charges; or tax rates.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

•
the severity, magnitude and duration of the COVID-19 pandemic, including impacts of the pandemic and of businesses' and governments' responses to the pandemic on our operations and personnel, and on commercial activity and demand across our and our customers' businesses, and on global supply chains;

•
our inability to predict the extent to which the COVID-19 pandemic and related impacts will continue to adversely impact our business operations, financial performance, results of operations, financial position, the prices of our securities and the achievement of our strategic objectives;

•
changes in macroeconomic and market conditions and market volatility (including developments and volatility arising from the COVID-19 pandemic), including interest rates, the value of securities and other financial assets (including our equity ownership position in Baker Hughes), oil and other commodity prices and exchange rates, and the impact of such changes and volatility on our financial position;

•	our de-leveraging and capital allocation plans, including with respect to actions to reduce our indebtedness, the timing and amount of GE dividends, organic investments, and other priorities;

•
further downgrades of our current short- and long-term credit ratings or ratings outlooks, or changes in rating application or methodology, and the related impact on our liquidity, funding profile, costs and competitive position;

•	GE’s liquidity and the amount and timing of our GE Industrial cash flows and earnings, which may be impacted by customer, supplier, competitive, contractual and other dynamics and conditions;

•
GE Capital's capital and liquidity needs, including in connection with GE Capital’s run-off insurance operations and discontinued operations, the amount and timing of required capital contributions to the insurance operations and any strategic actions that we may pursue; the impact of conditions in the financial and credit markets on GE Capital's ability to sell financial assets; the availability and cost of funding; and GE Capital's exposure to particular counterparties and markets;

•
our success in executing and completing asset dispositions or other transactions, including our plan to exit our equity ownership position in Baker Hughes, the timing of closing for such transactions and the expected proceeds and benefits to GE;

•
global economic trends, competition and geopolitical risks, including changes in the rates of investment or economic growth in key markets we serve, or an escalation of trade tensions such as those between the U.S. and China;

•
market developments or customer actions that may affect levels of demand and the financial performance of the major industries and customers we serve, such as secular, cyclical and competitive pressures in our Power business, pricing and other pressures in the renewable energy market, levels of demand for air travel and other customer dynamics such as early aircraft retirements, conditions in key geographic markets and other shifts in the competitive landscape for our products and services;

•	operational execution by our businesses, including our ability to improve the operations and execution of our Power and Renewable Energy businesses, and the performance of our Aviation business;

•
changes in law, regulation or policy that may affect our businesses, such as trade policy and tariffs, regulation related to climate change, and the effects of U.S. tax reform and other tax law changes;

•	our decisions about investments in new products, services and platforms, and our ability to launch new products in a cost-effective manner;

•	our ability to increase margins through implementation of operational changes, restructuring and other cost reduction measures;

•	the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of Alstom, SEC and other investigative and legal proceedings;

•
the impact of actual or potential failures of our products or third-party products with which our products are integrated, such as the fleet grounding of the Boeing 737 MAX, and the timing of its return to service and return to delivery, and related reputational effects;

•	the impact of potential information technology, cybersecurity or data security breaches; and

•
the other factors that are described in the "Risk Factors" section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and of our Annual Report on Form 10-K for the year ended December 31, 2019, as such descriptions may be updated or amended in any future reports we file with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

This release includes certain forward-looking projected financial information that is based on current estimates and forecasts, and actual results could differ materially. Refer also to the webcast of our investor conference later this morning for additional discussion of our outlook and uncertainties that could cause our future results to be different than our current expectations.

General Electric Capital Corporation (GECC) has been merged into GE and our financial services business is now operated by GE Capital Global Holdings, LLC (GECGH). In our public communications and SEC filings, we refer to GECC and GECGH as “GE Capital”. We refer to the industrial businesses of the Company including GE Capital on an equity basis as “GE”. “GE (ex-GE Capital)” and /or “Industrial” refer to GE excluding GE Capital. Our financial services segment previously referred to as GE Capital is now referred to as Capital.

GE’s Investor Relations website at www.ge.com/investor and our corporate blog at www.gereports.com, as well as GE’s Facebook page and Twitter accounts, contain a significant amount of information about GE, including financial and other information for investors. GE encourages investors to visit these websites from time to time, as information is updated and new information is posted.

Benefits

GE reserves the right to terminate, amend, suspend, replace or modify its benefit plans and programs at any time and for any reason, in its sole discretion. No individual has a vested right to any benefit under a plan or program described or referenced in this document.

Additional Financial Information

Additional financial information can be found on the Company’s website at: www.ge.com/investor under Events and Reports.

Conference Call and Webcast

GE will discuss its results during its investor conference call today starting at 8:00 a.m. ET. The conference call will be broadcast live via webcast, and the webcast and accompanying slide presentation containing financial information can be accessed by visiting the Events and Reports page on GE’s website at: www.ge.com/investor. An archived version of the webcast will be available on the website after the call.

About GE

GE (NYSE:GE) drives the world forward by tackling its biggest challenges. By combining world-class engineering with software and analytics, GE helps the world work more efficiently, reliably, and safely. For more than 125 years, GE has invented the future of industry, and today it leads new paradigms in additive manufacturing, materials science, and data analytics. GE people are global, diverse and dedicated, operating with the highest integrity and passion to fulfill GE’s mission and deliver for our customers. www.ge.com

GE Investor Contact:
Steve Winoker, 617.443.3400
swinoker@ge.com

GE Media Contact:
Mary Kate Mullaney, 202.304.6514
marykate.nevin@ge.com